Exhibit 99.1

Contacts:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363 or Christi.Waarich@infi.com

INFINITY REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS AND RECENT CORPORATE DEVELOPMENTS

– Patient Enrollment in DYNAMOTM Now Expected to Be Completed in Second Half 2015 –

– DUOTM Enrollment On-Track for Completion in Second Half 2015 –

– Further Expansion of Duvelisib Development Program Expected in 2015 –

Cambridge, Mass. – May 6, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its first quarter 2015 financial results and ongoing progress with duvelisib (IPI-145), an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma. Infinity also provided updated guidance on the enrollment timing for DYNAMO™, a Phase 2 study of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL). The company expects patient enrollment in DYNAMO to be completed in the second half of 2015, updated from previous guidance of the first half of 2015. Infinity continues to expect the completion of patient enrollment in DUOTM, a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia (CLL), in the second half of 2015. The first completion of enrollment in either DYNAMO or DUO triggers a $130 million milestone payment from AbbVie, Infinity’s global development and commercialization partner for duvelisib in oncology.

“Completion of patient enrollment in both DYNAMO and DUO is a top priority for Infinity, and we are confident in our ability to complete the enrollment of both studies in the second half of 2015 based on our current enrollment performance,” stated Adelene Perkins, chair, president and chief executive officer. “We have also recently opened additional sites to ensure we meet this goal.”

“Duvelisib is a first-in-class, investigational dual inhibitor of PI3K-delta and PI3K-gamma, and the clinical data reported to date across a range of hematologic malignancies reinforce the potential for duvelisib to be an important treatment option for patients. Infinity’s recent exercise of the option to buy out all future royalty obligations due to Takeda for sales of duvelisib in oncology indications underscores our conviction in the program,” Ms. Perkins continued.

Recent highlights include the following:

•	Duvelisib Phase 1 and preclinical data to be presented at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting: Abstracts describing new clinical and preclinical data with duvelisib were accepted for presentation at 2015 ASCO Annual Meeting to be held May 29 – June 2 in Chicago, Ill. The presentations will include posters describing new preclinical combination data and data from a Phase 1 study in patients with treatment-naïve CLL.

•	Preclinical and translational data for duvelisib presented at the 2015 American Association for Cancer Research (AACR) Annual Meeting: Data presented at the 2015 AACR Annual Meeting suggest that duvelisib treatment increased the sensitivity of tumor cells to venetoclax. These data provide a mechanistic rationale for evaluating duvelisib in combination with venetoclax in patients with hematologic malignancies, or blood cancers.

•	Option exercised to buy out future royalty obligations to Takeda for duvelisib sales in oncology: In March, Infinity exercised its option to buy out all future royalty obligations due to Takeda Pharmaceutical Company Limited for sales of duvelisib in oncology. The option was purchased in July 2014 for $5.0 million from a Takeda affiliate, and the exercise fee was $52.5 million. Exercising the option has eliminated the future obligation to pay Takeda tiered royalties ranging from seven percent to 11 percent on worldwide net sales of duvelisib in oncology indications.

•	Senior management team augmented: In April, Infinity announced that Sujay Kango and Winston “K.C.” Lam joined the company as executive vice president, chief commercial officer and executive vice president, general counsel, respectively. Mr. Kango and Mr. Lam each bring more than 20 years of experience in the pharmaceutical industry, including expertise in oncology and hematology, and have played key roles in building successful companies and commercial organizations.

Expected 2015 Development Milestones

Infinity today provided updated guidance for its expected development milestones and now anticipates achieving the following:

Novel Duvelisib Combinations

•	Initiation by AbbVie of the first clinical study of duvelisib in combination with venetoclax

Duvelisib in iNHL

•	Complete enrollment in DYNAMO during the second half of 2015

•	Initiate two additional clinical studies

Duvelisib in CLL

•	Complete enrollment in DUO during the second half of 2015

First Quarter 2015 Financial Results

•	At March 31, 2015, Infinity had total cash, cash equivalents and available-for-sale securities of $233.6 million, compared to $333.2 million at December 31, 2014. The change in cash from December 31, 2014, includes a payment of $52.5 million to Takeda for exercising the option to buy out all future royalty obligations due to Takeda for sales of duvelisib in oncology as well as a $6.7 million final release payment to Takeda under Infinity’s December 2012 amended and restated development and license agreement with Takeda through which Infinity retained worldwide development rights and regained commercialization rights for all therapeutic indications for products arising from the agreement.

•	Revenue during the first quarter of 2015 was $4.4 million for research and development (R&D) services associated with the strategic collaboration with AbbVie for duvelisib in oncology. Infinity did not record any revenue in the first quarter of 2014.

•	R&D expense for the first quarter of 2015 was $88.4 million, compared to $34.5 million for the first quarter of 2014. R&D expense for the first quarter of 2015 included a $52.5 million payment related to the Takeda buy out option. R&D expense for the first quarter of 2014 included a $10 million milestone payment to Takeda for the initiation of the first duvelisib Phase 3 study. Excluding these two payments to Takeda, the increase in R&D expense was primarily due to higher clinical development expenses for duvelisib.

•	General and administrative (G&A) expense was $8.6 million for the first quarter of 2015, compared to $6.8 million for the same period in 2014. The increase in G&A expense was primarily related to early commercial development activities and compensation expense.

•	Net loss for the first quarter of 2015 was $93.3 million, or a basic and diluted loss per common share of $1.91, compared to $42.3 million, or a basic and diluted loss per common share of $0.87, for the same period in 2014.

Conference Call Information

Infinity will host a conference call today, May 6, 2015, at 8:30 a.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the

“Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 16523390. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Duvelisib

Duvelisib is an investigational inhibitor of Class I phosophoinositide-3-kinase (PI3K)-delta and PI3K-gamma that is being jointly developed by Infinity Pharmaceuticals, Inc. and AbbVie Inc. in oncology. The PI3K pathway is known to play a critical role in regulating the growth and survival of certain types of blood cancers. Duvelisib is designed to block the growth and survival of tumor cells by inhibiting PI3K-delta and PI3K-gamma signaling. The investigational agent is being evaluated in registration-focused studies, including DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma, DYNAMO+R, a Phase 3 study in patients with previously treated follicular lymphoma, and DUOTM, a Phase 3 study in patients with relapsed/refractory chronic lymphocytic leukemia. Duvelisib is an investigational compound and its safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: its plans to complete patient enrollment in DYNAMO and DUO in the second half of 2015; the timing and type of presentations regarding duvelisib; the therapeutic potential of PI3K inhibition and duvelisib, including in combination with venetoclax; plans to initiate additional studies of duvelisib in 2015; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 6, 2015, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014

Cash, cash equivalents and available-for-sale securities, including long term	$233,561	$333,245
Loan commitment asset, net	—	647
Other current assets	6,317	11,195
Property and equipment, net	22,720	18,970
Other long-term assets	5,044	5,087

Total assets	$267,642	$369,144

Current liabilities	$44,321	$54,877
Deferred revenue, less current portion	79,581	85,510
Construction liability	18,082	15,456
Other long-term liabilities	4,579	3,829
Total stockholders’ equity	121,079	209,472

Total liabilities and stockholders’ equity	$267,642	$369,144

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014

Collaboration revenue	$4,363	$—

Operating expenses:
Research and development:
Programs	35,928	24,491
Takeda payments	52,500	10,000
General and administrative	8,550	6,804

Total operating expenses	96,978	41,295

Loss from operations	(92,615)	(41,295)

Other income (expense):
Interest expense	(647)	(1,139)
Investment and other income (loss)	(40)	168

Total other income (expense)	(687)	(971)

Net loss	$(93,302)	$(42,266)

Basic and diluted loss per common share	$(1.91)	$(0.87)

Basic and diluted weighted average number of common shares outstanding	48,939,383	48,348,767

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